Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE FOR CASH

Macquarie Infrastructure Holdings, LLC

Fundamental Change Company Notice and
Offer to Repurchase for Cash

Any and all of its outstanding

2.00% Convertible Senior Notes due 2023
CUSIP Number: 55608BAB1

The tender offer will expire at midnight, New York City time, on October 21, 2021, unless extended by Macquarie Infrastructure Holdings, LLC as provided herein (such date, as the same may be extended, the “Fundamental Change Repurchase Offer Expiration Date”). Holders (as defined herein) of the Notes (as defined herein) must validly surrender their Notes, and not validly withdraw their Notes, at or prior to the Fundamental Change Repurchase Offer Expiration Date to be eligible to receive the Fundamental Change Repurchase Price (as defined herein). Notes surrendered may be withdrawn at any time prior to the Fundamental Change Repurchase Offer Expiration Date.

Macquarie Infrastructure Holdings, LLC (as successor to Macquarie Infrastructure Corporation (“MIC Corp”), a Delaware limited liability company and, prior to the reorganization described below, a wholly-owned subsidiary of MIC Corp (“MIH”), in accordance with the Indenture, dated as of July 15, 2014, between a predecessor to MIC Corp and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of May 21, 2015, the Third Supplemental Indenture, dated as of October 13, 2016 and the Fourth Supplemental Indenture, dated as of September 22, 2021 (such Indenture, as so amended and supplemented, the “Indenture”), relating to MIH’s 2.00% Convertible Senior Notes due 2023 (the “Notes”), hereby provides this Fundamental Change Company Notice and Offer to Repurchase for Cash (as it may be amended and supplemented from time to time, this “Notice”) to the holders (each, a “Holder”) of the Notes.

On September 23, 2021, KKR Apple Bidco, LLC (“Purchaser”), a Delaware limited liability company controlled by funds affiliated with Kohlberg Kravis Roberts & Co. L.P, acquired all outstanding shares of common stock of MIC Corp which, following the reorganization described below, held MIC Corp’s Atlantic Aviation business (the “AA Business”), for $4.475 billion, including cash and the assumption of debt and other transaction and reorganization related obligations (the “AA Transaction”). MIH received $3.525 billion at the closing of the AA Transaction. The AA Transaction was consummated pursuant to a Stock Purchase Agreement dated June 7, 2021 (“AA Purchase Agreement”) among Purchaser, MIC Corp, MIH and, solely for specified provisions, MIC Hawaii Holdings, LLC (“MIC Hawaii”), which holds the MIC Hawaii business.

Prior to the consummation of the AA Transaction, on September 22, 2021, MIC Corp completed a reorganization (the “reorganization”) pursuant to which a wholly owned subsidiary of MIH merged with and into MIC Corp (the “reorg merger”), resulting in MIC Corp becoming a wholly-owned subsidiary of MIH. Upon the effectiveness of the reorg merger, MIC Corp common stock was converted into MIH common units on a one-for-one basis and stock certificates representing MIC Corp common stock immediately prior to the reorg merger are now deemed to represent MIH common units without an exchange of certificates. Following the reorg merger, a direct subsidiary of MIC Corp distributed all of the limited liability company interests of MIC Hawaii to MIC Corp and MIC Corp in turn distributed all of the limited liability company interests of MIC Hawaii to MIH. As a result of the completion of the reorganization and the AA Transaction, MIH owns MIC Hawaii. Upon completion of the reorganization, MIH entered into the Fourth Supplemental Indenture, pursuant to which (i) MIH assumed MIC Corp’s obligations under the Indenture and the Notes, (ii) MIC Corp was discharged from all of its obligations under the Indenture and the Notes and (iii) the right to convert the Notes into shares of common stock of MIC Corp changed into the right to convert the Notes into common units of MIH.

The completion of the AA Transaction constituted a “Fundamental Change” as defined in Section 2.01 of the Indenture.

Notice of Fundamental Change Repurchase Right

As a result of the Fundamental Change, each Holder of the Notes has the right (the “Fundamental Change Repurchase Right”), subject to certain conditions, at the Holder’s option, to require the Company to purchase all of such Holder’s Notes in cash, or any portion of the principal thereof that equals $1,000 principal amount or an integral multiple in excess thereof, on October 22, 2021, subject to extension (the “Fundamental Change Repurchase Date”). The Company will purchase such Notes at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Offer Expiration Date is not extended, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,001.17 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

To exercise your Fundamental Change Repurchase Right to have the Company repurchase the Notes and receive the Fundamental Change Repurchase Price of 100% of the principal amount of the Notes being repurchased, you must validly surrender your Notes to the Depository Agent prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. The Trustee has informed the Company that, as of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

See Section 3 for further information on how to surrender your Notes for repurchase. Notes surrendered for repurchase may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. The right of Holders to surrender Notes for repurchase expires at midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Repurchase Notice by means of a written notice of withdrawal delivered to the Paying Agent prior to midnight, New York City time, on the Fundamental Change Expiration Date. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to the Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this this Notice and any related notice materials, as amended and supplemented from time to time.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes into Cash

Notwithstanding the Fundamental Change Repurchase Right, the Indenture provides that each Holder of the Notes has the right (the “Conversion Right”), subject to certain conditions, at such Holder’s option, subject to the Company’s Settlement Method election pursuant to the Indenture, to elect to convert its Notes at the conversion rate then in effect, until the Fundamental Change Repurchase Date. The conversion rate of the Notes as of the date of this Notice is 12.6572 common units of MIH per $1,000 principal amount of Notes (the “Conversion Rate”), which corresponds to approximately $508.95 in cash, per $1,000 principal amount of the Notes, assuming a Daily VWAP (as defined in the Indenture) of $40.21 per MIH common unit, which was the last reported sale price of MIC common stock on the NYSE on September 22, 2021, for each Trading Day (as defined in the Indenture) of the applicable 20-Trading Day Observation Period (as defined in the Indenture). The MIH board of directors has authorized a cash distribution of $37.386817 per common unit in connection with the closing of the AA Transaction. Such distribution is payable on October 7, 2021 to holders of record of the common units on October 4, 2021, and will result in an adjustment to the Conversion Rate pursuant to the terms of the Indenture. Any such adjustment will be announced when determined.

The Company will settle all conversions of Notes surrendered for conversion prior to the Fundamental Change Repurchase Date pursuant to the Cash Settlement (as defined in the Indenture) provisions of the Indenture, which include a 20-consecutive-Trading-Day Observation Period that commences on the second Trading Day immediately succeeding an applicable Conversion Date (as defined in the Indenture). No MIH common units or any other securities will be issued upon a conversion of Notes prior to the Fundamental Change Repurchase Date. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

The right of Holders to exercise the Conversion Right is separate from the Fundamental Change Repurchase Right.

See Sections 1 and 2 for a comparison of the estimated value of: (1) the Fundamental Change Repurchase Right, if your Notes are repurchased by MIH pursuant to the Fundamental Change Repurchase Right; and (2) the Conversion Right, if you convert your Notes for cash prior to the Fundamental Change Repurchase Date.

The value that you would currently receive if you validly converted your Notes is substantially less than the value that you would expect to receive if you exercised the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of MIH, its board of directors, officers, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

This Notice constitutes notice pursuant to Section 9.01 of the Indenture.

Wells Fargo Bank, National Association in its role as Trustee, Paying Agent and Conversion Agent under the Indenture (the “Conversion Agent”) is not responsible for any determinations or calculations made with respect to the Conversion Rate. All such determinations or calculations have been made by MIH, and Wells Fargo Bank, National Association is entitled to rely conclusively on all such determinations and calculations. Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of MIH.

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9300-070

600 South Fourth Street, 7th Floor

Minneapolis, MN 55415

Telephone Inquiries: (800) 344-5128

Email Inquiries: bondholdercommunications@wellsfargo.com

Please refer to the CUSIP Number when making inquiries.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information.

The date of this Notice is September 23, 2021.

Table of Contents

SUMMARY TERM SHEET	ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHT	3

1.	Information Concerning MIH.		3
	1.1	MIH.	3
	1.2	The AA Transaction.	3
2.	The Notes.		3
	2.1	MIH’s Obligation to Repurchase the Notes.	3
	2.2	Repurchase Price.	4
	2.3	Conversion Right.	4
	2.4	Market for the Notes and the Shares of MIH Common Units.	6
	2.5	Interest.	7
	2.6	Fundamental Change and Repurchase Rights.	7
	2.7	Ranking.	8
3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.		8
	3.1	Method of Delivery.	8
	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.	9
4.	Right of Withdrawal.		10
5.	Payment for Surrendered Notes; Source and Amount of Funds.		10
6.	Notes Acquired or Converted.		11
7.	Plans or Proposals of MIH.		11
8.	Interests of MIH and Directors, Executive Officers and Affiliates of MIH in the Notes.		12
9.	Agreements Involving the Notes.		12
10.	Purchases of Notes by MIH and Its Affiliates.		12
11.	Certain U.S. Federal Income Tax Consequences.		13
	11.1	Certain U.S. Federal Income Tax Considerations for U.S. Holders	14
	11.2	Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders	15
12.	Additional Information.		18
13.	No Solicitations.		19
14.	Conflicts.		19

ANNEX A.      BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Macquarie Infrastructure Holdings, LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Holdings, LLC.

SUMMARY TERM SHEET

The following are some questions and the answers to those questions that you may have about the right of each Holder to (i) require MIH to repurchase its Notes, or (ii) convert its Notes at the Conversion Rate prior to the Fundamental Change Repurchase Date, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Notice are to Macquarie Infrastructure Holdings, LLC.

Q:	Who is offering to repurchase my Notes?

A:	Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company, is offering to repurchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. (See Section 1.1)

Q:	Why is MIH offering to repurchase my Notes?

A:	As a result of the AA Transaction, a Fundamental Change occurred on September 23, 2021 (the Effective Date), and accordingly each Holder has the Fundamental Change Repurchase Right, pursuant to Article 9 of the Indenture. (See Section 1.3)

Q.	How much will MIH pay for my Notes and what is the form of payment?

A:	We will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. (See Section 2.2)

Q.	How can I determine the market value of my Notes?

A:	The Notes are currently traded over-the-counter. As of the date of this Notice there is currently $34,039,000 aggregate principal amount of Notes outstanding. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, MIH’s operating results, the trading price and implied volatility of the MIH common units into which the Notes are convertible and the market for similar securities. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Fundamental Change Repurchase Right. (See Section 2.4)

Q.	When does the Fundamental Change Repurchase Right expire?

A:	The Fundamental Change Repurchase Right expires at midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, which is October 21, 2021, unless extended. (See Section 2.1)

Q.	What are the conditions to MIH’s repurchase of the Notes?

A:	Our repurchase of outstanding Notes validly surrendered and not validly withdrawn is not subject to any condition other than that the repurchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)

Q.	If I surrender my Notes for repurchase, when will I receive payment for them?

A:	We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Repurchase Right. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price. The Paying Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Section 5)

Q.	What is the Conversion Right with respect to my Notes?

A:	Any Holder can elect to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Holder’s Notes at a current Conversion Rate of 12.6572 common units of MIH per $1,000 principal amount of Notes. The MIH board of directors has authorized a cash distribution of $37.386817 per common unit in connection with the closing of the AA Transaction. Such distribution is payable on October 7, 2021 to holders of record of the common units on October 4, 2021, and will result in an adjustment to the Conversion Rate pursuant to the terms of the Indenture. Any such adjustment will be announced when determined.

Although the AA Transaction constituted a Make-Whole Fundamental Change, Holders will not be entitled to receive additional common units of MIH in excess of the Conversion Rate under the terms of the Indenture because the average of the last reported sale prices of MIC common stock on the NYSE on the five trading days immediately preceding the Effective Date was less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive additional MIH common units in excess of the Conversion Rate.

Pursuant to the Indenture, MIH has the right to settle any conversion of Notes in the form of MIH common units, cash or a combination thereof. MIH will settle conversions prior to the Fundamental Change Repurchase Date by payment of cash in accordance with the terms of the Indenture. The consideration due upon cash settlement of any such conversion, per each $1,000 principal amount of Notes, will be an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days beginning on, and including, the second Trading Day succeeding the relevant Conversion Date, which MIH will pay on the third business day immediately following the 20 Trading Day period.

Q.	What is the relationship between the offer to repurchase and the convertibility of the Notes?

A:	The Fundamental Change Repurchase Right is a separate right from the Conversion Right. If you exercise your Fundamental Change Repurchase Right with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw such previously surrendered Notes. If you do not exercise your Fundamental Change Repurchase Right for a particular Note, your Conversion Right for that Note will not be affected. If you have exercised your Conversion Right and converted your Notes, you may not surrender your converted Notes pursuant to the Fundamental Change Repurchase Right.

Q.	Do I need to do anything if I do not wish to surrender my Notes for repurchase?

A:	No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right or convert your notes prior to the Fundamental Change Repurchase Date, such Notes will remain outstanding subject to the Indenture unless repurchased, converted or satisfied and discharged.

Q.	Is MIH’s board of directors making any recommendation as to the Fundamental Change Repurchase Right or the Conversion Right?

A:	None of MIH, its board of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to exercise or refrain from exercising the Conversion Right. You must make your own independent decision as to whether or not to exercise your Fundamental Change Repurchase Right or to exercise your Conversion Right and, if so, the principal amount of your Notes to surrender or convert. The Fundamental Change Repurchase Right, and our offer to repurchase Notes as described in this Notice, is based solely on the contractual requirements of the Indenture and the Notes.

Q.	If I exercise my Fundamental Change Repurchase Right or my Conversion Right, may I change my mind?

A:	An exercise of your Fundamental Change Repurchase Right may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. An exercise of your Conversion Right is irrevocable. (See Sections 2.3 and 4)

Q.	How do I surrender my Notes for repurchase?

A:	To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Notice, but no later than midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to surrender your Notes and instruct that nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Section 3)

Q.	Until what time can I withdraw previously surrendered Notes?

A:	You can withdraw Notes previously surrendered for repurchase at any time until midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, which is October 21, 2021. (See Section 4)

Q.	How do I withdraw previously surrendered Notes?

A:	To withdraw all or a portion of previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the necessary procedures prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. (See Section 4)

Q.	If I want to convert my Notes, what should I do?

A:	If you want to exercise the Conversion Right, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) if required pursuant to the Indenture, pay funds equal to interest payable on the next interest payment date to which you are not entitled, (iv) pay transfer taxes if required pursuant to the Indenture, and (v) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice of DTC. (See Section 2.3)

Q.	If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

A:	No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in an aggregate principal amount of $1,000 or any integral multiples thereof. (See Section 3)

Q.	If I choose to surrender my Notes for repurchase, when will interest cease to accrue on them?

A:	Interest on Notes surrendered pursuant to the Fundamental Change Repurchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date, provided that we have not defaulted in making payment of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date. (See Section 2.5)

Q.	Do I have to pay a commission if I surrender my Notes for repurchase?

A:	You will not be required to pay any commission to us, DTC, the Conversion Agent or the Paying Agent in connection with exercising the Fundamental Change Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your surrender of the Notes for repurchase.

Q.	What are the U.S. federal income tax consequences of exercising the Fundamental Change Repurchase Right?

A:	The receipt of cash in exchange for Notes pursuant to exercise of the Fundamental Change Repurchase Right or the Conversion Right generally will be taxable for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax consequences applicable to Holders of Notes that have their Notes repurchased pursuant to the Fundamental Change Repurchase Right, or that convert their Notes pursuant to the Conversion Right, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor with respect to the specific tax consequences to you of exercising the Fundamental Change Repurchase Right or the Conversion Right in light of your particular circumstances. (See Section 11)

Q.	Who is the Paying Agent and Conversion Agent?

A:	Wells Fargo Bank, National Association, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Fundamental Change Repurchase Right and the Conversion Agent in connection with the transactions contemplated by the Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.

Q.	Whom can I talk to if I have questions about the Fundamental Change Repurchase Right or the Conversion Right?

A:	Questions and requests for assistance in connection with the surrender of Notes for repurchase pursuant to the Fundamental Change Repurchase Right or the conversion of Notes pursuant to the Conversion Right may be directed to the Paying Agent and the Conversion Agent at the address and telephone number set forth on the cover of this Notice.

v

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Notice or incorporated by reference herein may constitute forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim(s)”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on MIH’s management’s current expectations and beliefs, and MIH cannot give any assurance that its expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the MH merger agreement (as defined below), including a termination under circumstances that could require us to pay a termination fee;

•	the inability to consummate the MH merger (as defined below) due to the failure to satisfy (or to have waived) other conditions to the consummation of the MH merger, including receipt of required regulatory approvals;

•	the receipt of regulatory approvals required to consummate the MH merger being subject to conditions that are not anticipated;

•	the failure of the MH merger to close for any other reason, including a material adverse effect on our business;

•	the ongoing impact of the COVID-19 pandemic on the economy generally and on our operating business specifically;

•	changes in general economic, business or demographic conditions or trends in the United States, including changes in GDP, interest rates and inflation, or changes in the political environment;

•	our ability to conclude attractive growth projects, deploy growth capital in amounts consistent with our objectives in the prosecution of those and achieve targeted risk-adjusted returns on any growth project;

•	in the absence of a sale of our business, our ability to implement operating and internal growth strategies;

•	our ability to achieve targeted cost savings;

•	the regulatory environment, including federal and state level energy policies, and the ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators, and the relationships and rights under and contracts with governmental agencies and authorities;

•	disruptions or other extraordinary or force majeure events and the ability to insure against losses resulting from such events or disruptions;

•	sudden or extreme volatility in commodity prices;

•	changes in competitive dynamics affecting our business;

•	technological innovations leading to changes in energy production, distribution, and consumption patterns;

•	our ability to make, finance, and integrate acquisitions and the quality of financial information and systems of acquired entities;

•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and the ability to recover increases in these costs from customers;

•	our ability to service, comply with the terms of and refinance at maturity our indebtedness, including due to dislocation in debt markets;

•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect suppliers’ facilities or the operation of the barges upon which our gas processing and distribution business is dependent;

•	environmental risks, including the impact of climate change and weather conditions;

•	sudden or substantial changes in energy costs;

•	unplanned outages and/or failures of technical and mechanical systems;

•	security breaches, cyber-attacks or similar disruptions to our operations;

•	payment of fees to our Manager that could reduce distributable cash if paid in cash or could dilute existing unitholders if satisfied with the issuance of our common units;

•	changes in U.S. income tax laws;

•	changes in labor markets, work interruptions or other labor stoppages;

•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our common units;

•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;

•	governmental shutdowns or budget delays;

•	unanticipated or unusual behavior of municipalities and states brought about by financial distress; and

•	the extent to which federal spending reduces the U.S. military presence in Hawaii.

Actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause the actual results to differ appears under the section entitled “Risk Factors” contained in MIC Corp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 17, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 4, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 3, 2021 and in other reports we file with the SEC. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause the actual results to differ.

Given these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this Notice or incorporated by reference herein may not occur. These forward-looking statements are made as of the date of this Notice. We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. You should, however, consult further disclosures we may make in future filings with the SEC.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHT

1.	Information Concerning MIH.

1.1	MIH.

MIH is a Delaware limited liability company that owns and operates the MIC Hawaii business. The common units of MIH trades on the NYSE under the symbol “MIC.”

The principal executive office of MIH is 125 West 55th Street, New York, New York 10019. The telephone number is (212) 231-1000.

1.2	The AA Transaction.

On September 23, 2021, Purchaser, a Delaware limited liability company controlled by funds affiliated with Kohlberg Kravis Roberts & Co. L.P, acquired all outstanding shares of common stock of MIC Corp which, following the reorganization, held MIC Corp’s AA Business, for $4.475 billion, including cash and the assumption of debt and other transaction and reorganization related obligations. MIH received $3.525 billion at the closing of the AA Transaction. The AA Transaction was consummated pursuant the AA Purchase Agreement.

Prior to the consummation of the AA Transaction, on September 22, 2021, MIC Corp completed the reorganization, pursuant to which a wholly owned subsidiary of MIH merged with and into MIC Corp resulting in MIC Corp becoming a wholly-owned subsidiary of MIH. Upon the effectiveness of the reorg merger, MIC Corp common stock was converted into MIH common units on a one-for-one basis and stock certificates representing MIC Corp common stock immediately prior to the reorg merger are now deemed to represent MIH common units without an exchange of certificates. Following the reorg merger, a direct subsidiary of MIC Corp distributed all of the limited liability company interests of MIC Hawaii to MIC Corp and MIC Corp in turn distributed all of the limited liability company interests of MIC Hawaii to MIH. As a result of the completion of the reorganization and the AA Transaction, MIH owns MIC Hawaii. Upon completion of the reorganization, MIH entered into the Fourth Supplemental Indenture, pursuant to which (i) MIH assumed MIC Corp’s obligations under the Indenture and the Notes, (ii) MIC Corp was discharged from all of its obligations under the Indenture and the Notes and (iii) the right to convert the Notes into shares of common stock of MIC Corp changed into the right to convert the Notes into common units of MIH.

2.	The Notes.

The Notes were issued pursuant to the Indenture. The Notes mature on October 1, 2023. As of September 23, 2021, there was approximately $34,039,000 aggregate principal amount of Notes outstanding.

2.1	MIH’s Obligation to Repurchase the Notes.

The completion of the AA Transaction constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates MIH to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Offer Expiration Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we extend the Fundamental Change Repurchase Offer Expiration Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Notice.

2.2	Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for the Notes pursuant to the Fundamental Change Repurchase Right is 100% of the principal amount of the Notes validly surrendered for repurchase, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $1.17 per $1,000 principal amount of the Notes, assuming the Fundamental Change Repurchase Offer Expiration Date is not extended. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,001.17 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn, prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. Interest on such Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the MIH Common Units. Thus, the Fundamental Change Repurchase Price may be higher or lower than the market price of the Notes. Holders are urged to obtain the best available information as to the current market value of the Notes, to the extent available.

None of MIH, its affiliates, board of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise or refrain from exercising the Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for repurchase, exercise its Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes and other relevant factors.

2.3	Conversion Right.

Pursuant to the terms of the Indenture, in connection with the consummation of the reorg merger, MIH and the Trustee entered into the Fourth Supplemental Indenture providing that, following the reorg merger, each Holder’s right to convert each $1,000 principal amount of Notes or an integral multiple of $1,000 in excess thereof, into shares of MIC Corp common stock is changed into a right to convert such principal amount of Notes into MIH common units, subject to the Settlement Method election provisions of the Indenture.

This Notice shall constitute notice to Holders that, pursuant to the provisions of the Indenture, MIH is electing to settle all conversions of the Notes surrendered for conversion prior to the Fundamental Change Repurchase Date pursuant to the Cash Settlement provisions of the Indenture. Assuming a Daily VWAP (as defined in the Indenture) of $40.21 per MIH common unit, which was the last reported sale price of the MIC common stock on the NYSE on September 22, 2021, for each Trading Day (as defined in the Indenture) of the applicable 20-Trading Day Observation Period (as defined in the Indenture), you would be entitled to receive $508.95 in cash per $1,000.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Conversion Period, see “Summary Term Sheet—What is the Conversion Right with respect to my Notes?” Although the AA Transaction constituted a Make-Whole Fundamental Change, Holders will not be entitled an increase in the Conversion Rate under the terms of the Indenture because the average of the last reported sale prices of MIC Corp common stock on the NYSE on the five trading days immediately preceding the Effective Date was less than the minimum price per share that is required under the Indenture for Holders to be entitled to receive an increase in the Conversion Rate. The Company will settle all conversion of Notes surrendered for conversion during the Conversion Period pursuant to the Cash Settlement provisions of the Indenture, which include a 20-consecutive-Trading-Day Observation Period that commences on the second Trading Day immediately succeeding an applicable Conversion Date. No MIH common units or any other securities will be issued upon a conversion of Notes during the Conversion Period. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities. Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon.

The MIH board of directors has authorized a cash distribution of $37.386817 per common unit in connection with the closing of the AA Transaction. Such distribution is payable on October 7, 2021 to holders of record of the common units on October 4, 2021, and will result in an adjustment to the Conversion Rate pursuant to the terms of the Indenture. Any such adjustment will be announced when determined.

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry transfer an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, and (iii) furnish appropriate endorsements and transfer documents if required by the Company or the Conversion Agent. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Any Notes which are surrendered pursuant to the Fundamental Change Repurchase Right may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn, in the manner described in Section 4 below, prior to midnight, New York City time, on October 21, 2021 which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. The Trustee is acting as Conversion Agent in connection with the Conversion Rights described herein.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion. Wells Fargo Bank, National Association is acting as Conversion Agent in connection with the Conversion Rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Fundamental Change Repurchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000, you may choose to:

Surrender the Note for Cash: If you exercise the Fundamental Change Repurchase Right prior to the Fundamental Change Repurchase Offer Expiration Date, you will receive $1,000 in cash plus accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date is October 22, 2021, the Fundamental Change Repurchase Price will be approximately $1,001.17.

Conversion During the Conversion Period: Since the Company has elected to settle all conversions of Notes surrendered for conversion during the Conversion Period pursuant to the Cash Settlement method election provisions of the Indenture, if you exercise your Conversion Rights during the Conversion Period, and assuming a Daily VWAP of $40.21 per MIH common unit, which was the last reported sale price of the MIC Corp Common Stock on the NYSE on September 22, 2021, for each Trading Day of the applicable 20-Trading Day Observation Period, you would be entitled to receive $508.95 in cash per $1,000 aggregate principal amount of Notes validly surrendered for conversion. No MIH common units or any other securities will be issued upon a conversion of Notes in connection with the foregoing Fundamental Change.

The MIH board of directors has authorized a cash distribution of $37.386817 per common unit in connection with the closing of the AA Transaction. Such distribution is payable on October 7, 2021 to holders of record of the common units on October 4, 2021, and will result in an adjustment to the Conversion Rate pursuant to the terms of the Indenture. Any such adjustment will be announced when determined.

The value that you would currently receive if you validly converted your Notes is substantially less than the value that you would expect to receive if you exercised the Fundamental Change Repurchase Right. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of MIH, its board of directors, officers, employees, advisors, or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

2.4	Market for the Notes and the Shares of MIH Common Units.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, MIH’s operating results, the market price and implied volatility of the MIH common units into which the Notes are convertible and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float.. As of September 23, 2021, there was approximately $34,039,000 aggregate principal amount of Notes outstanding and all of the Notes are held in global form through DTC.

MIH Common Units. MIH has elected to settle any conversion of the Notes during the Conversion Period in the form of cash. The amount of cash payable upon conversion will be determined, in part, by the VWAP of MIH common units over the 20 trading days beginning on, and including, the third trading day succeeding the applicable Conversion Date, as described in Section 2.3 of this Notice. Upon completion of the reorganization, MIH entered into the Fourth Supplemental Indenture, pursuant to which (i) MIH assumed MIC Corp’s obligations under the Indenture and the Notes, (ii) MIC Corp. was discharged from all of its obligations under the Indenture and the Notes, and (iii) the right to convert the Notes into shares of common stock of MIC Corp changed into the right to convert the Notes into common units of MIH.

The following table sets forth, for the periods indicated, the high and low sales prices of shares of MIC Corp common stock as reported on the NYSE.

	Shares of MIC Corp Common Stock
	High	Low
Year Ended December 31, 2019
First quarter	$43.83	$35.89
Second quarter	$42.97	$39.41
Third quarter	$42.10	$36.58
Fourth quarter	$43.75	$38.12
Year Ended December 31, 2020
First quarter	$45.93	$12.50
Second quarter	$32.81	$17.00
Third quarter	$32.50	$25.28
Fourth quarter	$38.61	$24.47
Year Ending December 31, 2021
First quarter	$41.00	$27.47
Second quarter	$39.25	$31.53
Third quarter (through September 22, 2021)	$40.43	$38.22

On September 22, 2021, the closing sale price of MIC Corp common stock as reported on the NYSE was $40.21 per share.

WE URGE YOU TO OBTAIN CURRENT MARKET INFORMATION FOR THE NOTES, TO THE EXTENT AVAILABLE, AND THE MIH COMMON UNITS BEFORE MAKING ANY DECISION TO SURRENDER YOUR NOTES PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR TO CONVERT YOUR NOTES PURSUANT TO THE CONVERSION RIGHT.

2.5	Interest.

The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased, converted or satisfied and discharged. Interest on outstanding Notes is paid on April 1 and October 1 of each year to record Holders of the Notes as of the preceding March 15 and September 15, as applicable. The Notes bear interest on the principal amount at an annual interest rate of 2.00%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued interest payable on their Notes to, but excluding, the Fundamental Change Repurchase Date. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month. The accrued interest payable on the Notes will be approximately $1.17 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn, assuming a Fundamental Change Repurchase Date of October 22, 2021.

Holders converting their Notes will not receive a cash payment for accrued and unpaid interest.

2.6	Fundamental Change and Repurchase Rights.

If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, in accordance with the terms of the Indenture.

2.7	Ranking.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.

In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Paying Agent prior to midnight, New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date and deliver the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple of $1,000 in excess thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1	Method of Delivery.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes in Global Form” prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Notes in Global Form. A Holder who is a DTC participant must surrender to the Company such Holder’s beneficial interest in the Notes by electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Depository Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to midnight, New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date.

3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that are validly delivered and not validly withdrawn prior to midnight, New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4.	Right of Withdrawal.

A Fundamental Change Repurchase Notice may be withdrawn any time prior to midnight, New York City time, on the Fundamental Change Expiration Date. In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn prior to midnight, New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of money sufficient to pay the Fundamental Change Repurchase Price of all of the Notes or portions thereof that are to be repurchased. The Paying Agent will then, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of the Notes are validly surrendered for repurchase and accepted for payment) is approximately $34,078,712. To pay for any Notes surrendered pursuant to the Fundamental Change Repurchase Right, we intend to use cash on hand.

6.	Notes Acquired or Converted.

Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right or converted by Holders pursuant to the Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to MIH’s repurchase of the Notes pursuant to this Notes. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees.

7.	Plans or Proposals of MIH.

MH Merger

On June 14, 2021, MIC Corp entered into an agreement and plan of merger (the “MH merger agreement”), with MIH, AMF Hawaii Holdings, LLC (“AMF Parent”), a Delaware limited liability company affiliated with Argo Infrastructure Partners, LP, and AMF Hawaii Merger Sub, LLC (“AMF Merger Sub”), a recently formed Delaware limited liability company and direct wholly-owned subsidiary of AMF Parent. The MH merger agreement provides that AMF Merger Sub will be merged with and into MIH, with MIH surviving as a wholly-owned subsidiary of AMF Parent (the “MH merger”). If we complete the MH merger, each of the MIH common units (excluding common units held by AMF Parent or AMF Merger Sub or common units held by MIH in treasury and common units held by any subsidiary of MIH or AMF Parent (other than AMF Merger Sub)), will be converted into the right to receive $3.83 in cash, without interest; or, if the MH merger is consummated after July 1, 2022, then each such unit will be converted into the right to receive $4.11 in cash, without interest.

The MH merger will not be consummated unless certain specified conditions described in the MH merger agreement are satisfied or waived. These conditions are, among others: (i) expiration or termination of any required waiting periods under the HSR Act, (ii) approval by the Committee on Foreign Investment in the United States (“CFIUS”), (iii) approval by the Hawaii Public Utilities Commission (the “HPUC”) under Hawaii Revised Statutes Sections 269-7 and 269-19, (iv) the absence of any injunction or other order from a governmental authority that prevents the consummation of the MH merger and (v) the accuracy of the representations and warranties of, and compliance with covenants by, the other party, subject to certain materiality thresholds set forth in the MH merger agreement. In addition, AMF Parent’s and AMF Merger Sub’s obligations to consummate the MH merger are subject to additional conditions, including among others (i) the absence of a Company material adverse effect and (ii) expiration or termination of the HSR Act waiting period, receipt of CFIUS approval and receipt of HPUC approval, in each case without any terms or conditions that would constitute a Burdensome Condition (as defined in the MH merger agreement). The board of directors of MIH cannot assure you that the required conditions will be satisfied or waived or that the MH merger will occur. If the MH merger is consummated, it will constitute a Fundamental Change as defined in the Indenture.

Special Distribution following AA Transaction

The MIH board of directors has authorized a cash distribution of $37.386817 per common unit in connection with the closing of the AA Transaction. Such distribution is payable on October 7, 2021 to holders of record of the common units on October 4, 2021, and will result in an adjustment to the Conversion Rate pursuant to the terms of the Indenture. Any such adjustment will be announced when determined.

Except as noted in this Notice and in the documents incorporated by reference herein, MIH currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.	Interests of MIH and Directors, Executive Officers and Affiliates of MIH in the Notes.

None of MIH, its associates or their respective majority-owned subsidiaries has any beneficial ownership interest in any of the Notes and during the 60 days preceding the date of this Notice, none of such persons has engaged in any transactions in the Notes. Based on a reasonable inquiry by MIH:

none of MIH or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

MIH will not purchase any Notes from such persons; and

during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of MIH is attached to this Notice as Annex A.

9.	Agreements Involving the Notes.

Except as described in this Notice, none of MIH, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	Purchases of Notes by MIH and Its Affiliates.

Each of MIH and its affiliates, including their respective executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right, from the date of this Notice until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, MIH and its affiliates may acquire Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to acquire Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the market price of an MIH common unit, the business and financial position of MIH and general economic and market conditions.

11.	Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined herein) of exercising the Fundamental Change Repurchase Right or the Conversion Right. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is limited to U.S. Holders and Non-U.S. Holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular circumstances, and does not apply to Holders subject to special rules under the U.S. federal income tax laws (including, for example, insurance companies, mutual funds, tax-exempt entities, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations or other flow-through entities (or investors therein), regulated investment companies, real estate investment trusts, persons subject to special rules applicable to former citizens and residents of the United States, U.S. Holders that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, straddle, conversion, constructive sale or other risk reduction or integrated transaction, banks or other financial institutions, persons subject to the alternative minimum tax, brokers, dealers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, U.S. expatriates or former long-term residents of the United States, corporations treated as “personal holding companies,” “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, retirement plans or individual retirement accounts or other tax-deferred accounts, and persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement). In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto), nor any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exercising the Fundamental Change Repurchase Right or the Conversion Right, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding Notes should consult their own tax advisors regarding the tax consequences of the exercise of the Fundamental Change Repurchase Right or the Conversion Right.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHT OR OF RETAINING THE NOTES. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHT OR OF RETAINING THE NOTES, INCLUDING WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

an individual who is a citizen or resident of the United States;

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust (i) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of a Note that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S Holder.

11.1	Certain U.S. Federal Income Tax Considerations for U.S. Holders

Exercise of the Fundamental Change Repurchase Right

If a U.S. Holder exercises the Fundamental Change Repurchase Right, then such U.S. Holder generally will be treated as recognizing gain or loss upon a disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right in an amount equal to the difference between (i) the amount of cash received for the Note (except to the extent such cash is attributable to accrued and unpaid interest, which generally will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. Holder has not previously included the accrued interest in income) and (ii) the U.S. Holder’s adjusted tax basis in the Note. Subject to the market discount rules discussed below, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the Note exceeds one year. Long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder, increased by any market discount previously included in income with respect to the Note, and decreased (but not below zero) by any bond premium previously amortized by such U.S. Holder with respect to the Note.

If a U.S. Holder acquired a Note after its original issuance for an amount that was less than the Note’s stated principal amount, such U.S. Holder may be treated as having acquired the Note with “market discount.” Subject to a de minimis exception, the “market discount” on a Note will equal the amount, if any, by which the Note’s stated redemption price at maturity exceeds the U.S. Holder’s adjusted tax basis in the Note immediately after its acquisition. A U.S. Holder that acquired a Note with market discount generally will be required to treat any gain recognized upon the disposition of such Note as ordinary income to the extent of any market discount accrued on such Note during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in gross income as it accrued for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors regarding the possible application of the market discount rules of the Code to an exercise of the Fundamental Change Repurchase Right.

Exercise of the Conversion Right

Pursuant to the Indenture, MIH has the right to settle any conversion of Notes in the form of MIH common units, cash or a combination thereof. However, as discussed above in Section 2.3, MIH intends to settle all conversions of the Notes surrendered for conversion prior to the Fundamental Change Repurchase Date pursuant to the Cash Settlement provisions of the Indenture. Accordingly, if a U.S. Holder exercises the Conversion Right prior to the Fundamental Change Repurchase Date, then such U.S. Holder will receive solely cash. A conversion of a Note will be treated as a taxable sale or exchange of the Note, regardless of the settlement method, and will be taxed in the same manner as described above under “U.S. Holders — Exercise of the Fundamental Change Repurchase Right”.

U.S. Holders that Do Not Exercise Their Fundamental Change Repurchase Right or Conversion Right

A U.S. Holder generally should not recognize any income, gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its Conversion Right.

Information Reporting and Backup Withholding

In general, information reporting will apply to any payments made to a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or the Conversion Right, other than certain exempt recipients. Backup withholding (currently at a rate of 24%) may apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9, furnishing such U.S. Holder’s taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishing an exemption backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, so long as the required information is timely furnished to the IRS.

11.2	Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

Exercise of the Fundamental Change Repurchase Right or the Conversion Right

Except as described under “— Accrued But Unpaid Interest” and “— Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain realized on the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right or the Conversion Right unless:

♦	the gain is “effectively connected” with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

♦	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

♦	MIH is treated as or has been treated as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

With respect to the third bullet point above, no determination has been made as to whether MIH is treated as a USRPHC, and no assurance can be given that MIH is not treated as a USRPHC or will not be treated as a USRPHC in the future. If MIH is treated as a USRPHC, any gain recognized by a Non-U.S. Holder upon an exercise of the Fundamental Change Repurchase Right or Conversion Right will be subject to U.S. federal income tax if MIH is treated as or has been treated as a USRPHC at any time during the shorter of the period that the Non-U.S. Holder held the Notes or the five-year period ending on the date of the sale, unless:

♦	the Notes are “regularly traded” on an established securities market at the time of the sale, and the Non-U.S. Holder has owned, directly or constructively, 5% or less of the total fair market value of the Notes at all times during the shorter of the period that such Non-U.S. Holder held the Notes or the five-year period ending on the date of the sale; or

♦	the Notes are not “regularly traded” on an established securities market at the time of the sale, but (i) the MIH common units are “regularly traded” on an established securities market at the time of the sale and (ii) on any date on which Notes were acquired, directly or constructively, by the Non-U.S. Holder, the Notes acquired by such Non-U.S. Holder (together with all Notes previously acquired, directly or constructively, by the Non-U.S. Holder) had a fair market value that was not greater than 5% of the aggregate fair market value of the MIH common units as measured on such date.

It is not clear whether the Notes are or will be “regularly traded” on an established securities market at the time of an exercise of the Fundamental Change Repurchase Right or Conversion Right. However, we believe that the MIH common units are and will be “regularly traded” on an established securities market at such time.

If MIH is treated as a USRPHC, then, upon a sale of the Notes pursuant to the Tender Offer, the proceeds (other than proceeds attributable to accrued interest) received by a person that is not a “United States person” generally will be subject to a 15% U.S. withholding tax. There exists an exemption from this withholding tax if the Notes or MIH common units are “regularly traded” on an established securities market and certain other requirements are met. We believe that the MIH common units are and will be “regularly traded” on an established securities market at the time of an exercise of the Fundamental Change Repurchase Right or Conversion Right. Therefore, in the event that we (or our paying agent) are the withholding agent with respect to the payment of proceeds (other than proceeds attributable to accrued interest) upon an exercise of the Fundamental Change Repurchase Right or Conversion Right by a Non-U.S. Holder and we are able to determine that, on any date on which Notes were acquired, directly or constructively, by such Non-U.S. Holder, the Notes acquired by such Non-United States Holder (together with all Notes previously acquired, directly or constructively, by such Non-U.S. Holder) had a fair market value that was not greater than 5% of the aggregate fair market value of our common shares as measured on such date, then we do not intend to impose U.S. withholding tax on such payment.

Accrued But Unpaid Interest

Subject to the discussion below under “— Information Reporting and Backup Withholding,” the portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or the Conversion Right that is attributable to accrued but unpaid interest will not be subject to the U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

(i)	the accrued but unpaid interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

(ii)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of MIH entitled to vote;

(iii)	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which MIH is a “related person” within the meaning of the Code and is not a bank receiving the interest on a loan agreement entered into in the ordinary course of business; and

(iv)	the applicable withholding agent has received or receives, on our behalf, appropriate documentation from the Non-U.S. Holder (generally, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or applicable substitute form) establishing that the Non-U.S. Holder is not a United States person for U.S. federal income tax purposes.

If the Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” then the portion of the amount that is attributable to accrued but unpaid interest generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

The portion of the amount paid to a Non-U.S. Holder that is attributable to accrued but unpaid interest that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification and other requirements. Instead, such payment generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Non-U.S. Holders that Do Not Exercise Their Fundamental Change Repurchase Right or Conversion Right

A Non-U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its Conversion Right.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to interest. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U. S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status, or otherwise establishes an exemption. The payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying the Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

12.	Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Holder to a refund, so long as the required information is timely furnished to the IRS.Additional Information.

In accordance with its obligations under the Exchange Act, MIH (or MIC Corp as its predecessor) has filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

MIH has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

MIH is incorporating by reference in this Notice some of the information that it or MIC Corp has filed with the SEC, which means that MIH may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. MIH incorporates by reference the documents listed below (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K):

•	MIC Corp’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	MIC Corp’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;

•	MIC Corp’s and MIH’s Current Reports on Form 8-K or 8-K/A filed on January 25, 2021, March 30, 2021, May 11, 2021, May 13, 2021, June 7, 2021, June 15, 2021, September 1, 2021, September 21, 2021, September 22, 2021 and September 23, 2021;

•	the Indenture, dated as of July 15, 2014, between a predecessor to MIC Corp and the Trustee, filed as Exhibit 4.1 to MIC Corp’s Current Report on Form 8-K, filed on July 18, 2014;

•	the Second Supplemental Indenture, dated as of May 21, 2015, between MIC Corp and the Trustee, filed as Exhibit 4.3 to the MIC Corp’s Current Report on Form 8-K, filed on May 21, 2021;

•	the Third Supplemental Indenture, dated as of October 13, 2016, between MIC Corp and the Trustee, filed as Exhibit 4.1 to MIC Corp’s Current Report on Form 8-K, filed on October 14, 2016;

•	the Fourth Supplemental Indenture, dated as of September 22, 2021, between MIH and the Trustee, filed as Exhibit 4.1 to the MIH’s Current Report on Form 8-K, filed on September 22, 2021; and

•	all documents filed with (but not furnished to) the SEC by MIH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

In the event of conflicting information in this Notice to any document incorporated by reference into this Notice, or among documents incorporated by reference, the information in the latest filed document controls.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from MIH at the following address:

Macquarie Infrastructure Holdings, LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212) 231-1000

13.	No Solicitations.

MIH has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.	Conflicts.

In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of MIH, its board of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether to surrender Notes for repurchase or exercise the Conversion Right.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

September 23, 2021

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of MIH’s board of directors and each of MIH’s Executive Officers.

Executive Officers and Directors

Name	Position
Martin Stanley	Chairman of the Board of Directors
Christopher Frost	Chief Executive Officer
Nick O’Neil	Chief Financial Officer
Jay Davis	Vice President and Head of Investor Relations
Michael Kernan	General Counsel and Secretary
Norman H. Brown, Jr.	Director
Amanda Brock	Director
Maria J. Dreyfus	Director
Ronald Kirk	Director
H.E. (Jack) Lentz	Director
Ouma Sananikone	Director

The business address of each person set forth above is c/o Macquarie Infrastructure Holdings, LLC, 125 West 55th Street, New York, NY 10019.